Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Joint Information Statement/Prospectus included in this Registration Statement on Form S-4 being filed by Medical Solutions Management Inc. of our report dated April 12, 2007 relating to the consolidated balance sheet of Medical Solutions Management Inc. and its subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2006. We also consent to the related reference to our firm under the caption “Experts” in the Joint Information Statement/Prospectus included in this Registration Statement.

Very truly yours,

/s/ Michael F. Cronin
Michael F. Cronin Certified Public Accountant

August 27, 2008